EXHIBIT 2.2




                         BUSINESS OPPORTUNITY AGREEMENT


     This Business Opportunity Agreement (this "Agreement"), dated as of May 2, 1996, is made by and among Snyder Oil Corporation, a Delaware corporation ("Snyder"), and Patina Oil & Gas Corporation, a Delaware corporation ("Patina").

                                    RECITALS:

     WHEREAS, Snyder, Patina, Patina Merger Corporation, a Delaware corporation, and Gerrity Oil & Gas Corporation, a Delaware corporation ("Gerrity"), have entered into that certain Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") dated as of January 16, 1996 and as amended and restated as of March 20, 1996;

     WHEREAS, as a result of the transactions contemplated under the Merger Agreement, Gerrity is a wholly-owned subsidiary of Patina and Patina is majority owned by Snyder with minority ownership initially in the former stockholders of Gerrity;

     WHEREAS, Snyder and Patina now desire to delineate rights as between the two companies and certain of their affiliates with respect to certain business opportunities arising after the consummation of the transactions contemplated by the Merger Agreement;

     NOW THEREFORE, in consideration of premises and mutual covenants set forth herein and in the Merger Agreement, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     Section 1. Certain Definitions. When used herein the following terms shall have the meanings indicated:

     "Business Opportunity" shall mean any actual or potential opportunity to enter into an Energy Business Transaction.

     "Control" and its correlative terms shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person. For the purposes of the preceding sentence, control shall include the possession, directly or indirectly, through one or more intermediaries, of (A) in the case of a corporation, 50% or more of the outstanding voting securities thereof; (B) in the case of a limited liability company, partnership, limited partnership or venture, the right to 50% or more of the distributions therefrom (including liquidating distributions); and (C) in the case of any other Person, 50% or more of the economic or beneficial interest therein.

     "Energy Business Transaction" shall mean any transaction pursuant to which any Person would acquire (whether by purchase, lease, or other transaction), own, invest in, finance, lend funds

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to,  contribute  capital to,  manage,  operate or otherwise  participate  in any
Person, assets, or transaction involving any energy-related business, including all phases of energy exploration, production and transportation.

     "Patina Entity" shall mean Patina and any Person Controlled by Patina (together, the "Patina Entities").

     "Person" means any natural person, corporation, limited partnership, limited liability company, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust, or other organization, whether or not a legal entity.

     "Significant Steps" means the commitment of human or financial resources in pursuit of a Business Opportunity including, without limitation, the commitment of engineering, financial, legal, accounting or other resources (including in-house resources) to the process of evaluating the Business Opportunity, the signing of a confidentiality or lockup agreement, letter of intent or memorandum of understanding, or the exchange of proposals or negotiations with management of a Person that is the subject of the Business Opportunity or that owns the property that is the subject of the Business Opportunity.

     "Snyder Entity" shall mean Snyder and any Person Controlled by Snyder other than Patina and the Patina Entities (together, the "Snyder Entities").

     "Wattenberg Field" means the area from Townships 2 South to 7 North, Ranges 62 to 69 West, Adams, Weld, Larimer and Boulder Counties, Colorado.

     Section 2. Business Opportunities Outside the Areas of Interest. With respect to any Business Opportunity relating primarily to operations, properties, assets, rights, liabilities, and obligations outside either the Patina Area of Interest or the Snyder Area of Interest (each, as hereinafter defined, and together, the "Areas of Interest"), then such Business Opportunity may be pursued by the Initial Recipient (as hereinafter defined) without offering such Business Opportunity to the other party. For purposes hereof, the term "Initial Recipient" shall mean the Snyder Entities or Patina Entities, as the case may be, that first was initially contacted by a third party in connection with such Business Opportunity; provided, however, that if the individual that was initially contacted in connection with such Business Opportunity is an officer or director of one or more Snyder Entities and one or more Patina Entities, then the characterization of the Business Opportunity for purposes of this Agreement shall depend solely upon which capacity such individual was serving in connection with receiving such third party contact; provided further that if the capacity is not specified, then the Business Opportunity may be pursued by the Snyder Entities without any participation by Patina.

     Section 3. Patina Business Opportunities. (a) Snyder hereby grants to Patina a right of first refusal (the "Patina Option") on all Business Opportunities primarily involving operations, properties, assets, rights, liabilities and/or obligations in or centered on the Wattenberg Field, except from the surface to the base of the Lyons formation in Sections 2, 3, 4, 9, 10 and 11 of Township 7 North, Range 67 West and Sections 33, 34 and 35 of Township 8 North, Range 67 West (the "Patina Area of Interest") (each Business
Opportunity subject to a Patina Option hereinafter referred to as a "Patina Business Opportunity"). Notwithstanding the foregoing, the term "Patina Business

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Opportunity" shall not include those Business Opportunities  primarily involving the current operations, properties, assets, rights, liabilities, obligations, claims and contracts listed (or required to be listed) in Section 1.3 of the Snyder Disclosure Schedule to the Merger Agreement.

     (b) Snyder shall notify Patina of any Patina Business Opportunity a Snyder Entity desires to pursue, and in connection with such notice Snyder shall furnish to Patina all information in its possession regarding such opportunity that is material to Patina's decision regarding whether or not to exercise the Patina Option. Within 10 days of receipt of such notice and information (twenty days in the event Snyder notifies Patina of more than one such opportunity) Patina shall notify Snyder as to whether Patina will exercise the Patina Option with regard to such opportunity, unless such opportunity reasonably requires a shorter response time, in which case Snyder shall describe the circumstances giving rise to the need for a shorter response time in its notice to Patina and Patina shall be required to respond within such shorter time period.

     (c) If Patina notifies Snyder of its intent to exercise a Patina Option pursuant to subsection (b) above then, subject to the provisions of subsection
(d) below, a Patina Entity may pursue the relevant Patina Business Opportunity to the exclusion of the Snyder Entities or may otherwise pursue the relevant Patina Business Opportunity. The Snyder Entities shall refrain from pursuing such opportunity, unless and until Patina informs Snyder that the Patina Entities have ceased their efforts to pursue such opportunity. Upon exercise of the Patina Option, a Patina Entity that pursues a Patina Business Opportunity is not required to do so on terms identical to those under which Snyder intended to pursue such opportunity.

     (d) If Patina has given Snyder notice of the intent of a Patina Entity to pursue a Patina Business Opportunity under subsection (c) above and the Patina Entities fail to take Significant Steps under the circumstances to pursue such opportunity within a reasonable time of delivering such notice under the circumstances, or if the Patina Entities cease to continue with Significant Steps to pursue such opportunity for an unreasonable period under the circumstances, then notwithstanding any other provision of this Section 3, the Snyder Entities may pursue the relevant Patina Business Opportunity if (i) Snyder provides notice to Patina of its intent to do so and (ii) within 20 days of such notice the Patina Entities have not begun or continued to take Significant Steps to pursue such opportunity.

     Section 4. Snyder Business Opportunities. (a) Patina hereby grants to Snyder the right of first refusal (the "Snyder Option") on all Business Opportunities primarily involving operations, properties, assets, rights, liabilities and/or obligations in or centered in the areas described on Appendix I attached hereto (the "Snyder Area of Interest") (each Business Opportunity subject to a Snyder Option hereinafter referred to as a "Snyder Business Opportunity").

     (b) Patina shall notify Snyder of any Snyder Business Opportunity a Patina Entity desires to pursue, and in connection with such notice Patina shall furnish to Snyder all information in its possession regarding such opportunity that is material to Snyder's decision regarding whether or not to exercise the Snyder Option. Within 10 days of receipt of such notice and information (twenty days in the event Patina notifies Snyder of more than one such Business Opportunity) Snyder shall notify Patina as to whether Snyder will exercise the Snyder Option with regard to such opportunity, unless such opportunity reasonably requires a shorter response time, in which case Patina shall describe the

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

circumstances giving rise to the need for a shorter response time in its notice to Snyder and Snyder shall be required to respond within such shorter time period.

     (c) If Snyder notifies Patina of its intent to exercise a Snyder Option pursuant to subsection (b) above then, subject to the provisions of subsection
(d) below, a Snyder Entity may pursue the relevant Snyder Business Opportunity to the exclusion of the Patina Entities or may otherwise pursue the relevant Snyder Business Opportunity. The Patina Entities shall refrain from pursuing such opportunity unless and until Snyder informs Patina that the Snyder Entities have ceased their efforts to pursue such opportunity. Upon exercise of the Snyder Option, a Snyder Entity that pursues a Snyder Business Opportunity is not required to do so on terms identical to those under which Patina intended to pursue such opportunity.

     (d) If Snyder has given Patina notice of its intent to pursue a Snyder Business Opportunity under subsection (c) above and the Snyder Entities fail to take Significant Steps under the circumstances to pursue such opportunity within a reasonable time of delivering such notice under the circumstances, or if the Snyder Entities cease to continue with Significant Steps to pursue such opportunity for an unreasonable period under the circumstances, then notwithstanding any other provision of this Section 4, Patina may pursue the relevant Snyder Business Opportunity if (i) Patina provides notice to Snyder of its intent to do so and (ii) within 20 days of such notice the Snyder Entities have not begun or continued to take Significant Steps to pursue such opportunity.

     Section 5. Other Rights to Purchase by Patina. If any Snyder Entity acquires any corporation, trust, partnership, limited liability company, division, or other group of assets that do not primarily involve the Patina Area of Interest, but which involve operations, properties, assets or rights located in the Patina Area of Interest (together with any associated liabilities and obligations, the "Patina Area of Interest Assets"), then Patina shall have the right, exercisable in the manner set forth herein, to acquire all, but not less than all, of such Patina Area of Interest Assets. Snyder shall notify Patina of any Patina Area of Interest Assets, and such notice Snyder shall furnish to Patina all information in its possession regarding such Patina Area of Interest Assets that is material to Patina's decision regarding whether or not to exercise the option set forth in this Section 5. Within 10 days of receipt of such notice and information (twenty days in the event Snyder notifies Patina of more than one such opportunity) Patina shall notify Snyder as to whether Patina will exercise such option with regard to such opportunity, unless such opportunity reasonably requires a shorter response time, in which case Snyder shall describe the circumstances giving rise to the need for a shorter response time in its notice to Patina and Patina shall be required to respond within such shorter time period. If Patina notifies Snyder of its intent to exercise such option pursuant to this Section 5, then the closing of such exercise shall occur on a mutually agreeable date not more than 20 business days after the receipt of the appraisal described below. The purchase price, which shall be payable in immediately available funds, shall be equal to the fair market value of the Patina Area of Interest Assets. Such fair market value shall be determined by an appraisal performed by an investment banking firm or other valuation firm experienced in valuing oil and gas properties (the "Appraiser"). The Appraiser shall be appointed by Snyder, and must be reasonably acceptable to Patina. The fees and expenses of the Appraiser shall be paid one-half by Snyder and one-half by Patina, subject to the provisions of the final sentence of this Section 5. The parties shall furnish such information to the Appraiser as shall be needed to perform the appraisal contemplated hereby. Such appraisal shall be completed within 30 days after the appointment of the Appraiser. Patina may revoke its election to

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

purchase the Patina Area of Interest Assets within five days after the receipt of the appraisal, provided that if Patina so elects to revoke, it shall pay 100% of the fees and expenses of the Appraiser.

     Section 6. Other Rights to Purchase by Snyder. If any Patina Entity acquires any corporation, trust, partnership, limited liability company, division, or other group of assets that do not primarily involve the Snyder Area of Interest, but which involve operations, properties, assets or rights located in the Snyder Area of Interest (together any associated liabilities and obligations, the "Snyder Area of Interest Assets"), then Snyder shall have right, exercisable in the manner set forth herein, to acquire all, but not less than all, of such Snyder Area of Interest Assets. Patina shall notify Snyder of any Snyder Area of Interest Assets, and such notice Patina shall furnish to Snyder all information in its possession regarding such Snyder Area of Interest Assets that is material to Snyder's decision regarding whether or not to exercise the option set forth in this Section 6. Within 10 days of receipt of such notice and information (twenty days in the event Patina notifies Snyder of more than one such opportunity) Snyder shall notify Patina as to whether Snyder will exercise such option with regard to such opportunity, unless such opportunity reasonably requires a shorter response time, in which case Patina shall describe the circumstances giving rise to the need for a shorter response time in its notice to Snyder and Snyder shall be required to respond within such shorter time period. If Snyder notifies Patina of its intent to exercise such option pursuant to this Section 6, then the closing of such exercise shall occur on a mutually agreeable date not more than 20 business days after the receipt of the appraisal described below. The purchase price, which shall be payable in immediately available funds, shall be equal to the fair market value of the Snyder Area of Interest Assets. Such fair market value shall be determined by an appraisal performed by an Appraiser. The Appraiser shall be appointed by Patina, and must be reasonably acceptable to Snyder. The fees and expenses of the Appraiser shall be paid one-half by Patina and one-half by Snyder, subject to the provisions of the final sentence of this Section 5. The parties shall furnish such information to the Appraiser as shall be needed to perform the appraisal contemplated hereby. Such appraisal shall be completed within 30 days after the appointment of the Appraiser. Snyder may revoke its election to purchase the Snyder Area of Interest Assets within five days after the receipt of the appraisal, provided that if Snyder so elects to revoke, it shall pay 100% of the fees and expenses of the Appraiser.

     Section 7. Arbitration.

     (a) Agreement to Arbitrate. Any and all claims, demands, causes of action, disputes, controversies and other matters in question arising out of or relating to any provision of this Agreement or the alleged breach thereof ("Claims"), including claims that are allegedly extra-contractual in nature, whether such Claims are based in contract, tort or otherwise, at law or in equity, under state or federal law, whether provided by statute or the common law, for damages or any other relief, shall be resolved and decided exclusively by binding arbitration pursuant to the Federal Arbitration Act in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect and the provisions of this section.

     (b) Procedural Matters. The arbitration proceeding shall be conducted in Denver, Colorado. The arbitration shall be before a panel of three arbitrators. Each party to such dispute shall select one arbitrator and the two arbitrators selected by the parties shall select the third arbitrator (together the
"Arbitrators"). The Arbitrators are authorized to issue subpoenas for depositions and

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

other discovery mechanisms, as well as trial subpoenas, in accordance with the Federal Rules of Civil Procedure. Any party may initiate a proceeding in the appropriate United States District Court to enforce the provisions of the prior sentence. This agreement to arbitrate shall be enforceable in either federal or state court. Judgment upon any award rendered in any arbitration hereunder may be entered by any federal or state court having jurisdiction. The enforcement of this agreement to arbitrate and all procedural aspects of an arbitration hereunder, including without limitation the construction and interpretation of this agreement to arbitrate, the scope of the arbitrable issues, allegations of waiver, delay or defenses to arbitrability, and the rules governing the conduct of the arbitration, shall be governed by and construed pursuant to the Federal Arbitration Act.

     (c) Remedies; Amounts Awarded. The Arbitrators may grant such relief (including, without limitation, injunctive relief and specific performance) as may be consistent with the provisions of this Agreement and which the Arbitrators deem appropriate except that, while the Arbitrators may award actual damages to a party, they shall have no authority under any circumstances to award punitive (including, without limitation, any exemplary damages, treble damages or any other sort of penalty or punitive type damages), consequential, incidental or indirect damages (in tort, contract or otherwise).

     (d) Costs. The Arbitrators shall be entitled to award costs of the arbitration and reasonable fees and expenses of attorneys as the Arbitrators deem appropriate.

     Section 8. Miscellaneous.

     (a) Contracts and Agreements. Neither party shall from the date hereof enter into any contracts or agreements that will prevent it from performing its duties and obligations under this Agreement or prevent the other party hereto from realizing the benefits of this Agreement.

     (b) Third Party Beneficiaries. This Agreement is also intended for the benefit of each Patina Entity, each Snyder Entity, and members of the Board of Directors of Patina, each Patina Entity, Snyder and each Snyder Entity, each of which shall be considered a third party beneficiary of this Agreement.

     (c) Confidentiality. The provisions of this Agreement, all information regarding Business Opportunities and all other information exchanged by the parties under this Agreement (collectively, the "Information") shall not be disclosed by any party to this Agreement unless otherwise publicly disclosed and except as otherwise required by law. Each of Patina and Snyder may disclose the Information on a need to know basis to its employees and agents but shall take steps to ensure that such employees and agents, and the Patina Entities and Snyder Entities, abide by the confidentiality provisions of this Section 8(c).

     (d) Amendment; Waivers; Termination. This Agreement may only be altered, supplemented, amended or waived by the written consent of each party hereto. This Agreement shall terminate upon the mutual agreement by the parties hereto; provided, however, that the provisions of Sections 3, 4, 5 and 6 shall terminate on the third anniversary of the Effective Time. Any action taken by Patina pursuant to this Agreement (including without limitation any action taken by Patina

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

in connection with any alteration, supplement, amendment, waiver or termination) shall be approved in the manner set forth in Section 7.22 of the Merger Agreement.

     (e) Assignment. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their permitted successors and assigns; provided, however, that no party hereto shall have the right to assign this Agreement without the consent of the other party hereto.

     (f) Notices. Any and all notices, designations, consents, offers, acceptances, or other communications provided for herein (each a "Notice") shall be given in writing by personal delivery, overnight courier, certified mail, or telecopy addressed, or sent, to the following addresses or telecopy numbers, except as either party hereto may otherwise specify in writing in accordance with this Section 8(f):

If to Patina to:

                  Patina Oil & Gas Corporation
                  1625 Broadway
                  Denver, Colorado 80202
                  Attention:  Rodney L. Waller
                  Telecopy No.: (303) 592-8600

If to Snyder to:

                  Snyder Oil Corporation
                  777 Main Street, Suite 2500
                  Fort Worth, Texas 76012
                  Attention: General Counsel
                  Telecopy No.: (817) 882-5982

Any Notice hereunder shall be deemed effective, delivered and received (a) if given by personal delivery, when such Notice is personally delivered at the address specified above; (b) if given by telecopy, when such telecopy is transmitted to the telecopy number specified above and receipt thereof is confirmed; (c) if given by overnight courier, on the business day immediately following the day on which such Notice is delivered to a reputable overnight courier service; or (d) if given by certified mail, when such Notice is delivered at the address specified above.

     (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and which counterparts together shall constitute one and the same agreement of the parties hereto.

     (h) Choice of Law. This Agreement shall be governed by the internal laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.


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

     (i) Entire Agreement. This Agreement contains the entire understanding of the parties hereto respecting the subject matter hereof and supersedes all prior agreements, discussions and understandings with respect thereto.

     (j) No Partnership. No term or provision of this Agreement shall be construed to establish any relationship of partnership, agency or joint venture among the parties hereto.

     (k) Severability. In the event that any one or more of the provisions contained in this Agreement is, for any reason, held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first listed above.

                                                   PATINA OIL & GAS CORPORATION.



                                                         By:  \s\  Rodney Waller
                                                                   Rodney Waller
                                                                  Vice President


                                                          SNYDER OIL CORPORATION



                                                       By: \s\ Thomas J. Edelman
                                                               Thomas J. Edelman
                                                                       President





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